     As filed with the Securities and Exchange Commission on April 29, 1999

                                                  Registration No. 333-_________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                           ________________________

                                    FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          ARCHSTONE COMMUNITIES TRUST
            (Exact Name of Registrant as Specified in Its Charter)


         Maryland                                       74-6056896
 (State of Organization)                 (I.R.S. Employer Identification Number)

  7670 South Chester Street           Jeffrey A. Klopf, Secretary             Copy of Service to:
  Englewood, Colorado 80112           Archstone Communities Trust             Michael T. Blair
       (303) 708-5959                  7670 South Chester Street             Mayer, Brown & Platt
(Address, Including Zip Code, and      Englewood, Colorado 80112           190 South LaSalle Street
   Telephone Number, Including               (303) 708-5959                 Chicago, Illinois 60603
   Area Code, of Registrant's         (Name, Address, Including Zip             (312) 782-0600
  Principal Executive Offices)          Code, and Telephone Number,
                                     Including Area Code, of Agent for
                                                 Service)

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                           ________________________

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF         AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING       AMOUNT OF
SECURITY TO BE REGISTERED        REGISTERED          SHARE(1)               PRICE(1)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
common shares of beneficial
interest, par value $1.00 per
share.........................   908,927 shares         $22.00              $19,996,394             $5,559
================================================================================================================

(1) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated on the basis of the average of the high and low sales prices of the common shares on the New York Stock Exchange on April 26, 1999.

                            ________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

********************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This propectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 29, 1999


PROSPECTUS
----------


                          ARCHSTONE COMMUNITIES TRUST

                             908,927 COMMON SHARES

     We may issue up to 908,927 common shares to the limited partners of Atlantic Multifamily Limited Partnership-I upon exchange of their units of partnership interest in that partnership. Those limited partners may then offer to resell those common shares. We are registering the common shares so that the limited partners who may be affiliates of Archstone may resell those common shares from time to time, but the registration of the common shares does not necessarily mean that those limited partners will offer or sell any of the common shares.

     The limited partners may from time to time offer and sell the common shares on the NYSE or otherwise and they may sell the common shares at market prices or at negotiated prices. They may sell the common shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, pursuant to Rule 144 under the Securities Act of 1933 or otherwise. If the limited partners sell the common shares through brokers, they expect to pay customary brokerage commissions and charges.

     We will not receive any additional cash consideration when we issue common shares to the limited partners upon exchange of their units of partnership interest. Also, we will not receive any of the proceeds when the limited partners sell any of those common shares. However, we have agreed to pay certain expenses of the registration and sale of the common shares.

     Our common shares are listed on the New York Stock Exchange under the symbol "ASN". On April 26, 1999, the last reported sale price of our common shares on the NYSE was $21 15/16 per share.

                             _____________________

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             _____________________

                  The date of this Prospectus is _____, 1999

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF THESE COMMON SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITY OTHER THAN THESE COMMON SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITY OTHER THAN THESE COMMON SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE COMMON SHARES TO ANY PERSON AND IT IS NOT SOLICITING AN OFFER FROM ANY PERSON TO BUY THESE COMMON SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE TO THAT PERSON IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR THESE COMMON SHARES ARE OFFERED OR SOLD ON A LATER DATE.

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
                                                                            ----
Archstone ................................................................   3
Use of proceeds ..........................................................   3
Description of common shares .............................................   4
Description of provisions of Maryland Law and of Archstone's declaration
of trust and bylaws ......................................................   8
Description of units .....................................................  11
Exchange of units ........................................................  16
Registration rights ......................................................  18
Comparison of ownership of units and common shares .......................  19
Federal income tax considerations ........................................  31
Selling shareholders .....................................................  39
Plan of distribution .....................................................  40
Experts ..................................................................  41
Legal matters ............................................................  42
Where you can find more information ......................................  42

                                   ARCHSTONE

     In July 1998, Security Capital Atlantic Incorporated was merged with and into Security Capital Pacific Trust. The combined company has continued its existence under the name Archstone Communities Trust. Archstone is a real estate operating company focused on the acquisition, development, operation and long-term ownership of multifamily communities in markets and submarkets with strong economic fundamentals and high barriers to entry throughout the United States. Archstone's primary objective is to create long-term sustainable growth in per share cash flow and Archstone expects to generate significant internal growth from its well located operating communities and the completion and stabilization of new communities in its development pipeline. Archstone has a significant national presence, and as of March 31, 1999, Archstone had 233 operating communities representing 68,945 units, with other communities under development, in markets that include 30 of the nation's 50 largest metropolitan markets.

     The foundation for Archstone's growth strategy is its commitment to fundamental real estate and customer research, allowing Archstone to deploy its capital into markets, products and new business opportunities which it believes have the greatest potential for long-term cash flow growth. Archstone's objective is to create a dominant national brand in the multifamily industry by emphasizing an extremely high level of customer service. Management believes that this unique, research driven strategy will continue to allow Archstone to produce attractive long-term returns for its shareholders.

     Archstone was formed in 1963 and is organized as a real estate investment trust under the laws of Maryland. Its principal executive offices are located at 7670 South Chester Street, Englewood, Colorado 80112, and its telephone number is (303) 708-5959.

                                USE OF PROCEEDS

     Archstone will not receive any additional consideration when it issues its common shares to the limited partners of Atlantic Multifamily Limited Partnership-I upon exchange of their units of partnership interest in the partnership. Also, Archstone will not receive any of the proceeds from the sale of any of the common shares by the limited partners. The limited partners will receive all proceeds from the sale of the common shares.

                         DESCRIPTION OF COMMON SHARES

GENERAL

     Archstone's declaration of trust authorizes Archstone to issue up to 250,000,000 shares of beneficial interest, par value $1.00 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as Archstone's board of trustees may create and authorize from time to time. Archstone's board of trustees may amend Archstone's declaration of trust without shareholder consent to increase or decrease the aggregate number of shares or the shares of any class which Archstone has authority to issue. At April 15, 1999, approximately 139,016,000 common shares were issued and outstanding and held of record by approximately 3,100 shareholders. The following description of certain general terms and provisions of the common shares is not complete and you should refer to Archstone's declaration of trust and bylaws for more information.

     The outstanding common shares are fully paid and, except as described below under "-- Shareholder liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as Archstone's board of trustees may declare from time to time out of funds legally available for the payment of distributions. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of Archstone. If there is a liquidation, dissolution or winding up of Archstone's affairs, the holders of the common shares are entitled to share equally in Archstone's assets remaining after Archstone pays or sets aside assets to pay all liabilities to its creditors and subject to the rights of the holders of Archstone's preferred shares.

PURCHASE RIGHTS

     On July 11, 1994, Archstone's board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, which was made to holders of common shares of record at the close of business on July 21, 1994. The holders of any additional common shares issued after that date and before the redemption or expiration of the preferred share purchase rights also receive one preferred share purchase right for each additional common share. Each preferred share purchase right entitles the holder under certain circumstances to purchase from Archstone one one-hundredth of a share of a series of participating preferred shares, par value $1.00 per share, at a price of $60.00 per one-one-hundredth of a participating preferred share. Archstone will adjust that price from time to time to prevent dilution. Preferred share purchase rights will be exercisable if a person or group of persons acquires 20% or more of the outstanding common shares, or 49% in the case of Security Capital Group Incorporated and its affiliates, or announces a tender offer or exchange offer for 25% or more of the outstanding common shares. Under certain circumstances, each preferred share purchase right will entitle the holder to purchase, at the preferred share purchase right's then current exercise price, a number of common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. If another company acquires Archstone in a merger or other business transaction, each holder will have the right to purchase, at the preferred share purchase right's then current exercise price, a number of the acquiring company's common shares having a market value at the time equal to twice the preferred share purchase right's exercise price. The preferred share purchase rights held by certain 20% shareholders, other than Security Capital Group, would not be exercisable. The preferred share purchase rights will expire on July 21, 2004 and Archstone may redeem them in whole, but not in part, at a price of $.01 per preferred share purchase right payable in cash, shares of Archstone or any other form of consideration determined by Archstone's board of trustees.

TRANSFER AGENT

     The transfer agent and registrar for the common shares is ChaseMellon Shareholder Services, L.L.C. The common shares are listed on the New York Stock Exchange under the symbol "ASN."

RESTRICTIONS ON SIZE OF HOLDINGS OF SHARES

     For Archstone to qualify as a REIT under the Internal Revenue Code of 1986, no more than 50% in value of Archstone's shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year or during a proportionate part of any short taxable year. "Individuals" are defined in the Internal Revenue Code to include certain entities and constructive ownership among specified family members. Archstone's shares must also be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of any short taxable year.

     Archstone's declaration of trust prohibits any shareholder from owning, or being deemed to own by virtue of the attribution provisions of the Internal Revenue Code or Section 13(d) of the Securities Exchange Act of 1934, more than 9.8% in number of shares or value of Archstone's outstanding shares. Archstone's board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to Archstone's board of trustees and upon such other conditions as Archstone's board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to Archstone of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the proposed transferee owning Archstone's shares in excess of the ownership limit. Archstone's board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it determines to be necessary or advisable in order to determine or ensure Archstone's status as a REIT. Any transfer of Archstone's shares that would:

     (1) create a direct or indirect ownership of shares in excess of the ownership limit;

     (2) result in Archstone's shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code; or

     (3) result in Archstone being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code will not have any effect, and the intended transferee will acquire no rights to the shares.

     These restrictions on transferability and ownership will not apply if Archstone's board of trustees determines that it is no longer in the best interests of Archstone to attempt to qualify, or to continue to qualify, as a REIT. Archstone's declaration of trust excludes Security Capital Group and its affiliates from these restrictions to the extent that Security Capital Group beneficially owns 49% or less of Archstone's outstanding shares.

     If there is any purported transfer of Archstone's shares which would result in a person owning Archstone's shares in excess of the ownership limit or would cause Archstone to become "closely held" under Section 856(h) of the Internal Revenue Code, those shares will constitute "excess shares." These excess shares will be transferred pursuant to Archstone's declaration of trust to a party not affiliated with

Archstone designated by Archstone as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by Archstone's board of trustees as the charitable beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these excess shares are held in trust, Archstone will pay any distributions on the excess shares to the trust for the benefit of the charitable beneficiary and the excess shares may only be voted by the trustee for the benefit of the charitable beneficiary. Subject to the ownership limit, the trustee will transfer the excess shares at the direction of Archstone to any person if the excess shares would not be excess shares in the hands of such person. The purported transferee will receive the lesser of:

     (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

     (2) the price received from the sale or other disposition of the excess shares.

     The trustee will pay any proceeds from the sale or other disposition of the excess shares in excess of the amount payable to the purported transferee to the charitable beneficiary. In addition, Archstone will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

     (1) the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; and

     (2) the fair market value of the excess shares on the date Archstone elects to purchase them.

     Fair market value, for these purposes, means the last reported sales price on the NYSE on the trading day immediately preceding the relevant date, or if those shares are not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares aren't then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by Archstone's board of trustees.

     From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, other than liquidating distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. If the purported transferee receives any distributions on excess shares prior to Archstone's discovery that those excess shares have been transferred in violation of the provisions of Archstone's declaration of trust, the purported transferee must repay those distributions to Archstone upon demand, and Archstone will pay those amounts to the trust for the benefit of the charitable beneficiary. If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then Archstone may treat the purported transferee of any excess shares to have acted as an agent on behalf of Archstone in acquiring those excess shares and to hold those excess shares on behalf of Archstone.

     All certificates evidencing shares will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations of the Internal Revenue Code, of the number or value of Archstone's outstanding shares must give a written notice containing certain information to Archstone by January 31 of each year. In addition, each shareholder is upon demand required to disclose to Archstone in writing such information with respect to its direct, indirect and constructive ownership of Archstone's shares as Archstone's board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine Archstone's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The restrictions on share ownership in Archstone's declaration of trust are designed to protect the REIT status of Archstone. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

INDEMNIFICATION OF TRUSTEES AND OFFICERS

     The Maryland statutory law governing REITs permits a REIT to indemnify or advance expenses to trustees, officers, employees and agents of the REIT to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under Archstone's declaration of trust, Archstone is required to indemnify each trustee, officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of Archstone or is or was serving at the request of Archstone as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as those expenses are incurred, of each trustee in connection with any of those proceedings. Archstone's board of trustees believes that the indemnification provision enhances Archstone's ability to attract and retain superior trustees and officers for Archstone and its subsidiaries.

     Additionally, Archstone has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of the officer or trustee, arising out of any lawsuit or claim against the officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses, the payment of which is judicially determined to be unlawful, relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or relating to judicially determined criminal violations.

SHAREHOLDER LIABILITY

     Both the Maryland statutory law governing REITs and Archstone's declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of Archstone or Archstone's board of trustees. Archstone's declaration of trust further provides that

Archstone shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder and that Archstone shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that the shareholder gives Archstone prompt notice of any such claim or liability and permits Archstone to conduct the defense of the claim or liability. In addition, Archstone is required to, and as a matter or practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of Archstone. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and some statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by Archstone. Inasmuch as Archstone carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which Archstone's assets plus its insurance coverage would be insufficient to satisfy the claims against Archstone and its shareholders.

               DESCRIPTION OF PROVISIONS OF MARYLAND LAW AND OF
                  ARCHSTONE'S DECLARATION OF TRUST AND BYLAWS

     The following description of some general provisions of Maryland law and of Archstone's declaration of trust and bylaws is not complete and you should refer to Maryland law, Archstone's declaration of trust and Archstone's bylaws for more information.

BOARD OF TRUSTEES

     Archstone's declaration of trust provides that Archstone's board of trustees will have not less than three nor more than fifteen trustees, as determined from time to time by Archstone's board of trustees. The trustees are divided into three classes. Each trustee will hold office for three years and until his or her successor is duly elected and qualifies. The term of the Class I Trustees will expire at the annual meeting of shareholders in 1999, the term of the Class II Trustees will expire at the annual meeting of shareholders in 2000 and the term of the Class III Trustees will expire at the annual meeting of shareholders in 2001. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at that meeting will be elected to hold office for three years. The trustees then in office may fill vacancies on Archstone's board of trustees, including vacancies resulting from any increase in the number of trustees. Any trustees so appointed by the trustees then in office will hold office until the next annual meeting of shareholders.

     The classified board provision may have the effect of making it more difficult for a third party to acquire control of Archstone without the consent of Archstone's board of trustees, even if a change in control would be beneficial to Archstone and its shareholders.

BUSINESS COMBINATIONS

     Under Maryland law, certain "business combinations," including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland REIT and an "interested shareholder" or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. After the five-year period, these business combinations must be recommended by the board of trustees of the REIT and approved by at least 80% of the votes entitled to be cast by shareholders of the REIT, including at least two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder with whom the business combination is to be effected, unless, among other things, the REIT's common shareholders receive a minimum price (as defined under Maryland law) for their shares and they receive the consideration in cash or in the same form as previously paid by the interested shareholder for its shares. An "interested shareholder" is a person who either beneficially owns 10% or more of the voting power of the REIT's outstanding shares or is an affiliate of the REIT and, at any time during the prior two years, beneficially owned 10% or more of the voting power of the REIT's then outstanding shares. These provisions of Maryland law do not apply, however, to business combinations which are approved or exempted by the board of trustees of the REIT prior to the time that the interested shareholder becomes an interested shareholder.

     Archstone's declaration of trust exempts any business combination with Security Capital Group and any entity in which it holds an equity interest from these provisions of Maryland law to the extent that Security Capital Group beneficially owns 49% or less of Archstone's outstanding shares.

CONTROL SHARE ACQUISITIONS

     Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders, other than the acquiror or officers or trustees who are employees of the REIT. "Control shares" are voting shares which, if aggregated with all other voting shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise voting power, would entitle the acquiror to exercise at least one-fifth of the voting power in electing trustees. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of trustees of the REIT to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the REIT may itself present the question at any shareholders' meeting.

     If the shareholders do not approve voting rights at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair market value. Fair market value will be determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares were considered and not approved. If the shareholders approve voting rights for control shares and the acquiror becomes entitled to exercise a majority of the voting power in electing trustees, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of the appraisal rights may not be less than the highest price per share paid by the acquiror for the control shares.

     The control share acquisition law does not apply to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the REIT.

     Archstone's declaration of trust exempts Security Capital Group and any entity in which it holds an equity interest from these provisions of Maryland law to the extent that Security Capital Group beneficially owns 49% or less of Archstone's outstanding shares.

AMENDMENTS TO ARCHSTONE'S DECLARATION OF TRUST

     Maryland law requires the shareholder of a REIT to approve any amendment to its declaration of trust, with certain exceptions. As permitted by Maryland law, Archstone's declaration of trust permits Archstone's board of trustees, without any action by the shareholders, to amend Archstone's declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class which Archstone may issue. Also, as permitted by Maryland law, Archstone's declaration of trust permits Archstone's board of trustees, by a two-thirds vote, to amend Archstone's declaration of trust to enable Archstone to qualify as a REIT. A majority of the votes entitled to be cast by shareholders must approve any other amendment to Archstone's declaration of trust.

TERMINATION OF ARCHSTONE

     Archstone has a perpetual term and intends to continue its operations for an indefinite time period. However, Archstone's declaration of trust permits Archstone's board of trustees to terminate Archstone, after a majority of Archstone's board of trustees approves the termination, if the holders of a majority of Archstone's outstanding shares also approve the termination.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     For a shareholder to properly bring nominations or other business before an annual meeting of shareholders, Archstone's bylaws require that shareholder to deliver a notice to the secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth:

     (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to that person which is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934;

     (2) as to any other business which the shareholder proposes to bring before the meeting, a brief description of that business, the reasons for conducting that business at the meeting and any material interest of that shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

     (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of that shareholder as they appear on Archstone's stock records and of that beneficial owner and the number of shares which are owned beneficially and of record by that shareholder and that beneficial owner.

                             DESCRIPTION OF UNITS

     SCA-I Incorporated, a wholly owned subsidiary of Archstone, is the sole general partner of the partnership and owned approximately 82.49% of the units on March 31, 1998. The remaining units are held by the limited partners of the partnership. The following description of certain general terms and provisions of the units is not complete and you should refer to Delaware law and the partnership's agreement of limited partnership for more information. For a comparison of the voting and other rights of holders of units and holders of common shares you should read the section "Exchange of units--Comparison of ownership of units and common shares."

GENERAL

     Holders of units, other than SCA-I in its capacity as general partner, hold limited partnership interests in the partnership, and all holders of units, including SCA-I in its capacity as general partner, are entitled to share in distributions from, and in the profits and losses of, the partnership. Each unit held by a limited partner is generally entitled to receive distributions in the same amount as paid on each common share. SCA-I, as general partner, is entitled to receive all cash available for distribution after payment of distributions to limited partners.

     Holders of units have the rights to which limited partners are entitled under the partnership agreement and Delaware law. The units have not been registered pursuant to Federal or state securities laws and are not listed on any exchange or quoted on any national quotation system. The units cannot be sold, assigned, pledged or otherwise disposed of by a holder unless they are registered under Federal and state securities laws or an exemption from registration is available.

PURPOSE, BUSINESS AND MANAGEMENT

     The purpose of the partnership includes the conduct of any business that may be lawfully conducted by a Delaware limited partnership, except that the business of the partnership must be conducted in a manner that will permit Archstone at all times to be classified as a REIT, unless Archstone notifies the partnership that it intends to cease or has ceased to qualify as a REIT. Subject to that limitation, the partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in other entities.

     SCA-I, as general partner of the partnership, has the exclusive power and authority to conduct the business of the partnership. However, SCA-I may not, without the written consent of all the limited partners, do anything which would make it impossible to carry on the partnership's business, possess partnership property for a non-partnership purpose, admit a new partner to the partnership, do anything that would subject a limited partner to unlimited liability or do anything to cause the partnership to be taxed as a corporation for Federal income tax purposes. Except for those matters, no limited partner may participate in or exercise control or management over the business of the partnership.

ABILITY TO ENGAGE IN OTHER BUSINESSES; TRANSACTIONS WITH THE GENERAL PARTNER AND ITS AFFILIATES

     The partnership agreement does not prohibit SCA-I or its affiliates from engaging in activities or performing services which are competitive with the partnership. Neither SCA-I nor any of its affiliates is required to offer any interest in those activities to the partnership or any of the limited partners.

     The partnership agreement does prohibit SCA-I and its affiliates from engaging in any transactions with or providing services to the partnership except on terms that are fair and reasonable and no less favorable to the partnership than would be obtained from an unaffiliated third party.

DISTRIBUTIONS; ALLOCATIONS OF INCOME AND LOSS

     The partnership agreement requires the partnership to make fully cumulative quarterly distributions of the partnership's "available cash" to the limited partners generally in an amount equal to the distribution per common share paid by Archstone for the same calendar quarter. "Available cash" generally means all cash revenues and funds received by the partnership from whatever source plus the amount of any reduction in the reserves of the partnership and less payments on indebtedness, cash expenditures, investments and increases in reserves. Upon any exchange of units for common shares, the partnership will pay the limited partners all cumulated and unpaid distributions, together with interest thereon. The partnership will distribute any available cash remaining after the payment of distributions to the limited partners to SCA-I, as general partner.

     The partnership agreement generally provides that net income will be allocated first, to the limited partners to the extent that net losses previously allocated to the limited partners exceed net income allocated to them. Second, net income will be allocated to the limited partners until they have been allocated net income equal to distributions paid to them and their accrued and unpaid distributions. All remaining net income will be allocated to the general partner. Except as described above, all items of partnership income, gain, loss and deduction will generally be allocated to the partners in accordance with their respective percentage interests in the partnership.

BORROWING BY THE PARTNERSHIP

     SCA-I may cause the partnership to borrow money and to issue and guarantee debt as it deems necessary to conduct the business of the partnership. SCA-I also may cause any debt to be secured by mortgages, deeds of trust or other liens or encumbrances on the assets of the partnership. SCA-I also may cause the partnership to borrow money to enable the partnership to make distributions in an amount sufficient to permit Archstone, so long as it qualifies as a REIT, to avoid the payment of any Federal income tax. SCA-I also may pledge the assets of the partnership to secure a loan or other financing of SCA-I or Archstone and the proceeds of the loan or financing are not required to be contributed to the partnership. If the partnership is required to pay debt service on any loan or other financing and, as a result, the partnership is unable to make distributions to limited partners, the partnership agreement requires SCA-I to contribute to the partnership an amount sufficient to enable the partnership to make those distributions.

REIMBURSEMENT OF SCA-I

     SCA-I does not receive any compensation for its services as general partner of the partnership. However, as a partner in the partnership, SCA-I does receive distributions from the partnership and is allocated items of partnership profits and losses. In addition, the partnership reimburses SCA-I for all expenses it incurs relating to the partnership's ownership of its assets and the operation of the partnership; provided, however, that the amount of the reimbursement is reduced by any interest earned by SCA-I with respect to bank accounts for the partnership's funds.

LIABILITY OF GENERAL PARTNER AND LIMITED PARTNERS

     SCA-I, as general partner of the partnership, is liable for all general recourse obligations of the partnership to the extent they are not paid by the partnership. SCA-I is not liable for the nonrecourse obligations of the partnership.

     Except for limited circumstances with respect to tax withholdings, the partnership may not require the limited partners to make additional contributions to the partnership. If a limited partner does not take part in the control of the business of the partnership and otherwise acts in accordance with the provisions of the partnership agreement, the liability of the limited partner for obligations of the partnership under the partnership agreement and Delaware law is generally limited, subject to some limited exceptions, to the loss of the limited partner's investment in the partnership represented by his units.

     The partnership is qualified to conduct business in Arizona, California, Colorado, Georgia, North Carolina, Oregon, Texas, Utah, Virginia and Washington and may qualify to conduct business in other jurisdictions. In order for the partnership to maintain the limited liability of the limited partners, the partnership may have to satisfy certain legal requirements of those jurisdictions and certain other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many states; accordingly, if a court determined that the limited partners' right to make certain amendments to the partnership agreement or to take other action pursuant to the partnership agreement constituted "control" of the partnership's business for the purposes of the statutes of any relevant state, the limited partners might be held personally liable for the partnership's obligations.

EXCULPATION AND INDEMNIFICATION OF THE GENERAL PARTNER

     SCA-I, as general partner of the partnership, will not be liable to the partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission, unless SCA-I actually received an improper benefit in money, property or services or SCA-I's action or failure to act was the result of active and deliberate dishonesty and was material to the matter. In addition, the partnership is required to indemnify SCA-I and its directors, officers and employees, against all losses and liabilities relating to the operations of the partnership, unless the indemnitee's action or omission was committed in bad faith or was the result of active and deliberate dishonesty and was material to the matter, the indemnitee actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

     SCA-I, as general partner of the partnership, is not responsible for any misconduct or negligence on the part of any of its agents as long as it appointed the agent in good faith. SCA-I may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and may rely on them as to matters which SCA-I reasonably believes to be within their professional or expert competence.

     SCA-I is not required to consider the consequences to individual limited partners, including tax consequences, of any action taken by it in exercising its authority under the partnership agreement.

SALES OF ASSETS

     Under the partnership agreement, SCA-I generally has the exclusive authority to determine whether, when and on what terms the partnership will sell or refinance its assets. The partnership will distribute the proceeds from any sale or refinancing of its assets first to the limited partners to pay any accrued and unpaid distributions. The partnership will distribute the remaining proceeds to SCA-I, as general partner.

REMOVAL OF THE GENERAL PARTNER; TRANSFER OF THE GENERAL PARTNER'S INTEREST

     The partnership agreement provides that the limited partners may not remove SCA-I as general partner of the partnership with or without cause. SCA-I may not transfer any of its interests in the partnership except to one of its affiliates or in connection with a reclassification, recapitalization, merger, consolidation or sale of all or substantially all of its assets. However, Archstone may not enter into a reclassification, recapitalization, merger, consolidation or sale of all or substantially all of its assets unless, as a result of the transaction, the limited partners remain entitled to exchange their units for the greatest amount of consideration which holders of common shares received in the transaction.

RESTRICTIONS ON TRANSFERS OF UNITS BY LIMITED PARTNERS

     A limited partner may not transfer its interest in the partnership without the prior written consent of SCA-I, which SCA-I may withhold in its sole and absolute discretion. In order to transfer its interest in the partnership, the limited partner must deliver to SCA-I a duly executed copy of the transfer document. The transfer document must include the written acceptance by the transferee of all of the terms and conditions of the partnership agreement and must represent that the transfer was made in accordance with all applicable laws and regulations. A limited partner may substitute any transferee as a limited partner in his place.

     A transferee who has been admitted as a substituted limited partner in accordance with the partnership agreement has all the rights and powers and is subject to all the restrictions and liabilities of a limited partner under the partnership agreement. If any transferee does not become a substituted limited partner, that transferee has all the rights of an assignee of a limited partnership interest under Delaware law, including the right to receive distributions from the partnership and all allocations of partnership profits and losses but the transferee will not be treated as a holder of the units for any other purpose under the partnership agreement. The transferee is not entitled to vote the transferred units. Instead, those units are voted in the same proportion as the units held by the limited partners are voted.

     In addition, limited partners may dispose of their units by exchanging their units for common shares.

ISSUANCE OF ADDITIONAL UNITS

     The partnership may not issue any additional units without the consent of limited partners who hold a majority of the units held by limited partners at the time.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

     Amendments to the partnership agreement may be proposed by SCA-I or by limited partners who hold at least 25% of the units held by limited partners at the time. Amendments must generally be approved by SCA-I and limited partners who hold a majority of the units held by limited partners at the time. SCA-I, as general partner, may amend the partnership agreement without the consent of any limited partners to add to the obligations of SCA-I or surrender a power of SCA-I to the limited partners, to reflect changes in the partners and to make changes which are consistent with law or with provisions of the partnership agreement or which do not adversely affect the limited partners. Amendments which affect the fundamental rights of a limited partner, such as the limited liability of a limited partner and the right to receive any distributions or allocations of profits and losses, must be approved by each limited partner that would be adversely affected. The provisions governing amendments and restrictions on the general partner's authority may not be amended without the consent of all limited partners.

BOOKS AND RECORDS

     The partnership maintains its books and records at the principal office of the partnership which is located at Six Piedmont Center, Suite 600, Atlanta, Georgia 30305. The partnership maintains its books for financial purposes on an accrual basis in accordance with generally accepted accounting principles and for tax reporting purposes on an accrual basis. The limited partners receive a copy of SCA-I's annual, quarterly and current reports and proxy statements filed with the Security and Exchange Commission, the partnership's tax returns, a list of partners of the partnership and their capital contributions, and a copy of the partnership agreement and the certificate of limited partnership of the partnership. SCA-I, as general partner, may keep information confidential from the limited partners for any period of time which SCA-I determines to be reasonable if, in SCA-I's good faith judgment, disclosing the information is not in the partnership's best interests or the partnership is required to keep the information confidential.

DISSOLUTION, WINDING UP AND TERMINATION

     The partnership will continue until December 31, 2098, unless it is dissolved earlier pursuant to the partnership agreement. The partnership will be dissolved, and its affairs will be wound up, if any of the following events occur:

     (1) there is an event of withdrawal of the general partner, as defined in Delaware law, unless within 90 days thereafter, all the remaining partners agree in writing to continue the partnership and to appoint a new general partner;

     (2)  the partnership sells all or substantially all of its assets;

     (3) a court enters a decree of judicial dissolution of the partnership pursuant to Delaware law;

     (4) the last remaining general partner becomes bankrupt or insolvent, as more fully described in the partnership agreement, unless within 90 days thereafter, all the remaining partners agree in writing to continue the partnership and to appoint a new general partner; or

     (5) any proceeding against the general partner seeking reorganization, liquidation, dissolution or similar relief under any law is not dismissed within 120 days after it was commenced or a trustee, receiver or liquidator of the general partner or all or any substantial part of its properties is appointed without the general partner's consent and the appointment is not vacated or stayed within 90 days after it is made or the appointment is not vacated within 90 days after the stay expires.

     Also, SCA-I, as general partner, may dissolve the partnership at any time unless any limited partner objects in writing within 30 days after it receives notice from SCA-I. When the partnership is dissolved, SCA-I, as general partner, or the liquidator will proceed to liquidate the partnership's assets and, after paying the partnership's debts, will distribute the proceeds to the partners according to their capital account balances.

                               EXCHANGE OF UNITS

GENERAL

     Any limited partner, beginning on April 30, 1999, may exchange any or all of its units at any time for an equal number of common shares by delivering a notice to the partnership. When the partnership receives the notice, on the date specified in the notice, the exchanging limited partners will transfer their units to the partnership. The partnership will further transfer the units to Archstone in exchange for a number of common shares equal to the number of units surrendered. Archstone will contribute these common shares to SCA-I, as general partner, and the partnership will deliver these shares to the exchanging limited partners.

     Instead of issuing common shares to the partnership for transfer to the limited partners who surrender their units, Archstone may pay those limited partners an amount in cash per unit equal to the average of the daily market price of a common share for the ten trading days preceding the proposed exchange date. At this time, Archstone anticipates that it will issue common shares to all limited partners who surrender their units.

     When Archstone acquires units which are surrendered by limited partners to the partnership, either by issuing common shares or by paying the cash amount, the transaction will be treated as a sale of the units to Archstone for Federal income tax purposes. Beginning on the exchange date, the limited partner's right to receive distributions with respect to the units exchanged or redeemed will cease and, if it units were exchanged for common shares, it will have rights as a shareholder of Archstone.

TAX CONSEQUENCES OF EXCHANGE

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a limited partner who exercises his right to require the exchange of his units. HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THIS PROSPECTUS, THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART AND ANY APPLICABLE PROSPECTUS SUPPLEMENT FOR ADDITIONAL IMPORTANT INFORMATION ABOUT ARCHSTONE AND THE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON SHARES.

     Tax treatment of exchange of units. If a limited partner exercises its right to exchange its units for common shares, such exchange will be treated by Archstone, the partnership and the exchanging limited partner for Federal income tax purposes as a sale of units by such limited partner to Archstone at the time of such exchange. The exchange will be fully taxable to the exchanging limited partner. The amount of taxable gain or loss to an exchanging limited partner will equal the difference between the amount realized for tax purposes and the tax basis in the units exchanged, including units exchanged for common shares and cash in lieu of fractional common shares. Such exchanging limited partner will be treated as realizing an aggregate amount equal to the sum of:

     (1)  value of the common shares received in the exchange;

     (2) the amount of any partnership liabilities allocable to the exchanged units at the time of the exchange; and

     (3)  any cash received in lieu of fractional common shares.

     It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the value of any common shares received upon such an exchange. In addition, the ability of the limited partner to sell a substantial number of common shares in order to raise cash to pay tax liabilities associated with the exchange of units may be restricted because, as a result of fluctuations in the share price, the price the limited partner receives for such common shares may not equal the value of his units at the time of exchange.

     Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a unit attributable to a limited partner's share of "unrealized receivables" of the partnership, as defined in Section 751 of the Internal Revenue Code, exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, among other things, amounts that would be subject to depreciation recapture as ordinary income if the partnership had sold its assets at their fair market value at the time of the transfer of a unit, including the recapture of any depreciation on real property held for one year or less.

     Basis of units. In general, a limited partner who contributed a partnership interest or other property in exchange for its units, or who received or was deemed to have received its units upon liquidation of a partnership, has an initial tax basis in its units equal to its basis in the contributed partnership interest or other property or to its basis in its partnership interest at the time of such liquidation, as applicable. A limited partner's initial basis in its units generally is increased by:

     (1)  such limited partner's share of the partnership's taxable income; and

     (2) increases in its share of liabilities of the partnership. Generally, such limited partner's basis in its units is decreased, but not below zero, by:

          (A)  its share of distributions from the partnership;
          (B) decreases in its share of liabilities of the partnership;
          (C) its share of losses of the partnership; and

          (D) its share of nondeductible expenditures of the partnership that are not chargeable to capital.

     Potential application of the disguised sale regulations to an exchange of units. There is a risk that an exchange of units may cause the original transfer of property to the partnership in exchange for units to be treated as a "disguised sale" of property as of the date of such transfer. The disguised sale regulations generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner, will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership or to another partner such as Archstone. Further, the disguised sale regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. Transfers within such two-year period which the partner treats as other than a sale are required to be disclosed to the IRS. The disguised sale regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, if a unit is exchanged, the IRS could contend that the disguised sale regulations apply because, as a result of the exchange, a limited partner receives common shares or cash subsequent to the limited partner's previous contribution of property to the partnership. In that event, the IRS could contend that the original transfer of property to Archstone was taxable, in whole or in part, as a disguised sale under the disguised sale regulations. Any gain recognized thereby may be eligible for installment sale reporting under
Section 453 of the Internal Revenue Code, subject to certain limitations.

                              REGISTRATION RIGHTS

     Archstone and the limited partners entered into a Transfer and Registration Rights Agreement as part of the transaction in which they formed the partnership. The Transfer and Registration Rights Agreement requires Archstone to register the common shares which the limited partners may receive when they exchange their units. The following description of certain general terms and provisions of the Transfer and Registration Rights Agreement is not complete and you should refer to the Transfer and Registration Rights Agreement for more information.

     The Transfer and Registration Rights Agreement requires Archstone to try in good faith to keep the registration statement for the common shares continuously effective for as long as is necessary for the limited partners to complete the distribution of the common shares.

     The Transfer and Registration Rights Agreement requires Archstone to pay all expenses incurred in registering the common shares, including fees and disbursements of Archstone's counsel. However, participating limited partners must pay their own brokerage discounts and commissions and the costs, fees and disbursements of their own counsel. The Transfer and Registration Rights Agreement also requires Archstone to indemnify the limited partners and their respective directors, officers, employees, agents and partners and any person who controls any limited partner against certain losses, claims, damages, liabilities and expenses arising under the securities laws. Each limited partner must indemnify Archstone and its trustees, officers, employees and agents and any person who controls Archstone against certain losses, liabilities, claims, damages, liabilities and expenses arising under the securities laws with respect to written information furnished to Archstone by that limited partner.

              COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

     Generally, an investment in common shares is substantially equivalent economically to an investment in units. A holder of a common share generally receives the same distribution as a holder of a unit and holders of common shares and units generally share in the risks and rewards of ownership in Archstone's business. However, there are some differences between owning units and owning common shares which may be material to investors.

     This section describes some of the significant differences between the partnership and Archstone and compares certain legal rights associated with owning units and common shares. Archstone believes that this information may help limited partners of the partnership understand how their investment will be changed if they exchange their units for common shares. HOWEVER, THE LIMITED PARTNERS SHOULD CAREFULLY REVIEW THIS PROSPECTUS, THE REST OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART AND ANY APPLICABLE PROSPECTUS SUPPLEMENT FOR ADDITIONAL IMPORTANT INFORMATION ABOUT ARCHSTONE.


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           The Partnership                              Archstone
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                     FORM OF ORGANIZATION AND ASSETS OWNED
                     -------------------------------------

The partnership is a Delaware limited partnership and owns interests in various multifamily communities.

Archstone is a Maryland REIT and is qualified as a REIT under the Internal Revenue Code. Archstone owns direct and indirect interests in various multifamily communities.

                             LENGTH OF INVESTMENT
                             --------------------

The partnership will dissolve on December 31, 2098, although it may be dissolved earlier under various circumstances.

Archstone has a perpetual term and intends to continue its operations for an indefinite time period. However, Archstone's declaration of trust permits Archstone's board of trustees to terminate Archstone, after a majority of Archstone's board of trustees approves the termination, if the holders of a majority of Archstone's outstanding shares also approve the termination.

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               The Partnership                           Archstone
--------------------------------------------------------------------------------


                       PURPOSE AND PERMITTED INVESTMENTS
                       ---------------------------------

The partnership's purpose includes the conduct of any business that may be lawfully conducted by a Delaware limited partnership, except that the business of the partnership must be conducted in a manner that will permit Archstone at all times to be classified as a REIT, unless Archstone notifies the partnership that it intends to cease or has ceased to qualify as a REIT. Subject to that limitation, the partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in other entities.

Archstone has all of the powers granted to REITs by Maryland law. Archstone's purpose is to purchase, hold, lease, manage, sell, exchange, develop, subdivide and improve real property and interests in real property and to invest in notes, bonds, and other obligations secured by mortgages on real property.


                               ADDITIONAL EQUITY
                               -----------------

Except for limited circumstances with respect to tax withholdings, the partnership may not require the limited partners to make additional contributions to the partnership. If a limited partner does not take part in the control of the business of the partnership and otherwise acts in accordance with the provisions of the partnership agreement, the liability of the limited partner for obligations of the partnership under the partnership agreement and Delaware law is generally limited, subject to some limited exceptions, to the loss of the limited partner's investment in the partnership represented by his units. SCA-I may contribute any additional funds which it determines the partnership requires as additional capital contributions in return for additional units, although SCA-I is not required to make any additional capital contributions.

Archstone's board of trustees has discretion to authorize and issue equity securities consisting of common shares or other types or classes of securities provided that the total number of common shares issued does not exceed 250,000,000. However, Archstone's board of trustees may amend Archstone's declaration of trust without shareholder consent to increase or decrease the number of shares which Archstone has authority to issue.

                              BORROWING POLICIES
                              ------------------

SCA-I may cause the partnership to borrow money and to issue and guarantee debt as it deems necessary for conducting the activities of the partnership. SCA-I also may cause any debt to be secured by mortgages, deeds of trust or other liens or encumbrances on the assets of the partnership. SCA-I also may cause the partnership to borrow money to enable the partnership to make distributions in an amount sufficient to permit Archstone, so long as it qualifies as a REIT, to avoid the payment of any Federal income tax.

Archstone's board of trustees may cause Archstone to borrow money and to issue and guarantee debt for the purposes of Archstone; and to mortgage or pledge Archstone's real and personal property to secure that debt.


                              MANAGEMENT CONTROL
                              ------------------

SCA-I, as general partner of the partnership, has the exclusive power and authority to conduct the business of the partnership. However, SCA-I may not, without the written consent of all the limited partners, do anything which would make it impossible to carry on the partnership's business, possess partnership property for a non-partnership purpose, admit a new partner to the partnership, do anything that would subject a limited partner to unlimited liability or do anything to cause the partnership to be taxed as a corporation for Federal income tax purposes. Except for those matters, no limited partner may participate in or exercise control or management over the business of the partnership. The partnership agreement provides that the limited partners may not remove SCA-I as general partner of the partnership with or without cause.

Archstone's board of trustees has exclusive control over Archstone's business and affairs subject to the restrictions in Archstone's declaration of trust and bylaws. The trustees are divided into three classes. At each annual meeting of the shareholders, the successors of the class of trustees whose term expires at that meeting will be elected for a three-year term. Archstone's board of trustees may alter or eliminate any policies which it adopts without a vote of the shareholders. Accordingly, except for their vote in the elections of trustees, shareholders have no control over the ordinary business policies of Archstone. Archstone and Security Capital Group, Archstone's largest shareholder, are parties to a Third Amended and Restated Investor Agreement. The investor agreement gives Security Capital Group a right to nominate up to four trustees, depending on its level of ownership of common shares. The investor agreement provides that, without first having consulted with Security Capital Group's nominees to Archstone's board of trustees designated in writing, Archstone may not seek board approval of:

(1)  Archstone's annual budget;

(2)  incurring expenses in any year exceeding specific thresholds;

(3) acquisitions or dispositions in a single transaction or group of related transactions where the purchase price exceeds $50 million; and

(4) contracts for investment management, property management or leasing services which would reasonably require Archstone to make yearly payments in excess of $2.0 million.

Archstone is not obligated to accept or follow any advice received from Security Capital Group in relation to these matters.

Additionally, so long as Security Capital Group beneficially owns at least 25% of the common shares, Security Capital Group has the right to approve the following matters proposed by Archstone:

     (1) subject to some limited exceptions, the issuance or sale of any common shares or any securities convertible into or exchangeable for common shares at less than the fair market value;

     (2) the issuance and sale of any disqualified shares resulting in Archstone's Fixed Charge Coverage Ratio, as defined in the investor agreement, being less than 1.4 to 1.0;

     (3) the adoption of any employee benefit plan pursuant to which common shares or any securities convertible into common shares may be issued and any action with respect to the compensation of the senior officers of Archstone; and

     (4) the incurrence of any additional indebtedness, including guarantees and renegotiations and restructurings of existing indebtedness, resulting in Archstone's Interest Expense Coverage Ratio, as defined in the investor agreement, being less than 2.0 to 1.0.


                   MANAGEMENT LIABILITY AND INDEMNIFICATION
                   ----------------------------------------

SCA-I, as general partner of the partnership, is liable for all general recourse obligations of the partnership to the extent they are not paid by the partnership. SCA-I is not liable for the nonrecourse obligations of the partnership.

SCA-I, as general partner of the partnership, will not be liable to the partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission, unless SCA-I actually received an improper benefit in money, property or services or SCA-I's action or failure to act was the result of active and deliberate dishonesty and was material to the matter. In addition, the partnership is required to indemnify SCA-I and its trustees, officers and employees, against all losses and liabilities relating to the operations of the partnership, unless the indemnitee's action or omission was committed in bad faith or was the result of active and deliberate dishonesty and was material to the matter, the indemnitee actually received an improper personal benefit in money, property or services or in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

SCA-I, as general partner of the partnership, is not responsible for any misconduct or negligence on the part of any of its agents as long as it appointed the agent in good faith. SCA-I may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and may rely on them as to matters which SCA-I reasonably believes to be within their professional or expert competence.

Archstone is required to indemnify each trustee, officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was serving at the request of Archstone as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which that person may become subject by reason of service in that capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each trustee in connection with any of those proceedings.

Additionally, Archstone has entered into indemnity agreements with each of its officers andtrustees which provide for reimbursement of all expenses and liabilities of an officer or trustee arising out of any lawsuit or claim against the officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses the payment of which is judicially determined to be unlawful, relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or relating to judicially determined criminal violations.

                           ANTI-TAKEOVER PROVISIONS
                           ------------------------

The partnership agreement provides that the limited partners may not remove SCA-I as general partner of the partnership with or without cause.

In addition to the Maryland statutory anti-takeover provisions, Archstone's declaration of trust and bylaws contain a number of provisions that may delay or discourage an unsolicited proposal to acquire Archstone or remove its management. These provisions include, among others:

(1)  a staggered board;

(2) authorized shares of beneficial interest which may be issued, in the discretion of Archstone's board of trustees, as preferred shares of beneficial interest with superior voting rights to the common shares;

(3) the adoption of a shareholder rights plan which limits the ownership of common shares by any person or group of person; and

(4) restrictions on transferability and ownership of Archstone's shares designed to preserve Archstone's status as a REIT under the Internal Revenue Code.

For more information on the Maryland anti-takeover provisions see "Description of provisions of Maryland law and of Archstone's declaration of trust and bylaws- Business combinations" and "--Control share acquisitions." For a description of the shareholder rights plan, see "Description of common shares -- Purchase rights."

                                 VOTING RIGHTS
                                 -------------

The limited partners have voting rights only with respect to the matters described under "--Management Control," the amendments to the partnership agreement described under "--Amendments to the Partnership Agreement or Archstone's Declaration of Trust" and the continuation of the partnership upon withdrawal of the general partner. Otherwise, SCA-I, as general partner of the partnership, has the exclusive power and authority to conduct the business of the partnership.

Subject to the provisions of Archstone's declaration of trust regarding excess shares, each outstanding share entitles its holder to one vote on all matters submitted to shareholders for vote, including the election of trustees. Shareholders of Archstone have the right to vote on, among other things, a merger of Archstone, certain amendments to Archstone's declaration of trust and the termination of Archstone. A merger of Archstone, subject to certain exceptions, and the removal of any trustee require the affirmative vote of at least two-thirds of all shares then outstanding and entitled to vote on the matter. All other matters, including the election of trustees, require the affirmative vote of a majority of the shares entitled to vote on the matter. Archstone's declaration of trust permits Archstone's board of trustees to classify and issue shares of beneficial interest of Archstone with voting rights different than the common shares.

  AMENDMENTS TO THE PARTNERSHIP AGREEMENT OR ARCHSTONE'S DECLARATION OF TRUST
  ---------------------------------------------------------------------------

Amendments to the partnership agreement may be proposed by SCA-I or by limited partners who hold at least 25% of the units held by limited partners at the time. Amendments must generally be approved by SCA-I and limited partners who hold a majority of the units held by limited partners at the time. SCA-I, as general partner, may amend the partnership agreement without the consent of any limited partners to add to theobligations of SCA-I or surrender a power of SCA-I to the limited partners, to reflect changes in the partners and to make changes which are consistent with law or with provisions of the partnership agreement or which do not adversely affect the limited partners. Amendments which affect the fundamental rights of a limited partner such as the limited liability of a limited partner and the right to receive any distributions or allocations of profits and losses, must be approved by each limited partner that would be adversely affected. The provisions governing amendments and restrictions on the general partner's authority may not be amended without the consent of all limited partners.

Maryland law requires the shareholder of a REIT to approve any amendment to its declaration of trust, with some exceptions. As permitted by Maryland law, Archstone's declaration of trust permits Archstone's board of trustees, without any action by the shareholders, to amend Archstone's declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class which Archstone may issue. Also, as permitted by Maryland law, Archstone's declaration of trust permits Archstone's board of trustees, by a two thirds vote, to amend Archstone's declaration of trust to enable Archstone to qualify as a REIT. A majority of the votes entitled to be cast by shareholders must approve any other amendment to Archstone's declaration of trust.


                     COMPENSATION, FEES AND DISTRIBUTIONS
                     ------------------------------------

SCA-I does not receive any compensation for its services as general partner of the partnership. However, as a partner in the partnership, SCA-I does receive distributions from the partnership and is allocated items of partnership profits and losses. In addition, the partnership reimburses SCA-I for all expenses it incurs relating to the partnership's ownership of its assets and the operation of the partnership, provided, however, that the amount of the reimbursement is reduced by any interest earned by SCA-I with respect to bank accounts for the partnership's funds.

Archstone's trustees receive an annual retainer and meeting fees for each meeting of the board of trustees they attend. Members of Archstone's investment, compensation, audit and special committees receive additional retainers and fees. Archstone's trustees may also receive options under Archstone's 1997 Long-Term Incentive Plan. Archstone also grants its non-employee trustees options to purchase common shares under Archstone's Share Option Plan for Outside Trustees.

                            LIABILITY OF INVESTORS
                            ----------------------

If a limited partner does not take part in the control of the business of the partnership and otherwise acts in accordance with the provisions of the partnership agreement, the liability of the limited partner for obligations of the partnership under the partnership agreement and Delaware law is generally limited, subject to some limited exceptions, to the loss of the limited partner's investment in the partnership represented by his units.

Both the Maryland statutory law governing REITs and Archstone's declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of Archstone or Archstone's board of trustees. Archstone's declaration of trust further provides that Archstone shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder and that Archstone shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that the shareholder gives Archstone prompt notice of any such claim or liability and permits Archstone to conduct the defense of the claim or liability. In addition, Archstone is required to, and as a matter or practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of Archstone. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by Archstone. Inasmuch as Archstone carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which Archstone's assets plus its insurance coverage would be insufficient to satisfy the claims against Archstone and its shareholders.

                           REVIEW OF INVESTOR LISTS
                           ------------------------

SCA-I will provide to each limited partner, upon demand, a current list of the name and last known business, residence or mailing address of each partner of the partnership.

Under Maryland law, Archstone must provide a list of its shareholders if it receives a written request from shareholders who have held, for at least six months, at least 5% of the outstanding shares of beneficial interest of any class of Archstone's shares.

                                 DISTRIBUTIONS
                                 -------------

The partnership agreement requires the partnership to make fully cumulative quarterly distributions of the Partnership's available cash to the limited partners generally in an amount equal to the distribution per common share paid by Archstone for the same calendar quarter. Upon any exchange of units for common shares, the partnership will pay the limited partners all cumulated and unpaid distributions, together with interest thereon. The partnership will distribute any available cash remaining after the payment of distributions to the limited partners to SCA-I, as general partner.

Holders of common shares are entitled to such distributions as Archstone's board of trustees may declare from time to time out of funds legally available for the payment of distributions. If there is a liquidation, dissolution or winding up of Archstone's affairs, the holders of the common shares are entitled to share equally in Archstone's assets remaining after Archstone pays or sets aside assets to pay all liabilities to its creditors and subject to the rights of the holders of Archstone's preferred shares. In order to qualify as a REIT, Archstone must distribute at least 95% of its taxable income, excluding capital gains, and any taxable income, including capital gains, not distributed will be subject to corporate Federal income tax and may be subject to Federal excise tax. In addition, Archstone is entitled to receive its proportionate share of distributions made by the partnership with respect to the units it holds.


                         POTENTIAL DILUTION OF RIGHTS
                         ----------------------------

The partnership may not issue any additional units without the consent of limited partners who hold a majority of the units held by limited partners at the time.

Archstone's declaration of trust authorizes Archstone to issue up to 250,000,000 shares of beneficial interest, par value $1.00 per share, consisting of common shares, preferred shares and such other types or classes of shares of beneficial interest as Archstone's board of trustees may create and authorize from time to

Archstone's board of trustees may amend Archstone's declaration of trust without shareholder consent to increase or decrease the aggregate number of shares or the shares of any class which Archstone has authority to issue. At April 15, 1999, approximately 139,016,000 common shares were issued and outstanding and held of record by approximately 3,100 shareholders.


                                   LIQUIDITY
                                   ---------

A limited partner may not transfer its interest in the partnership without the prior written consent of SCA-I, which SCA-I may withhold in its sole and absolute discretion. In order to transfer itsinterest in the partnership, the limited partner must deliver to SCA-I a duly executed copy of the transfer document. The transfer document must include the written acceptance by the transferee of all of the terms and conditions of the partnership agreement and must represent that the transfer was made in accordance with all applicable laws and regulations. A limited partner may substitute any transferee as a limited partner in his place. Because no trading market exists for the units, the units are illiquid. Any limited partner, beginning on April 30, 1999, may exchange any or all of its units at any time for an equal number of common shares by delivering a notice to the partnership. When the partnership receives the notice, on the date specified in the notice, the exchanging limited partners will transfer their units to the partnership. The partnership will further transfer the units to Archstone in exchange for a number of common shares equal to the number of units surrendered. Archstone will contribute these common shares to SCA-I, as general partner, and the partnership will deliver these shares to the exchanging limited partners.

     Instead of issuing common shares to the partnership for transfer to the limited partners who surrender their units, Archstone may pay those limited partners an amount in cash per unit equal to the average of the daily market price of a common share for the ten trading days preceding the proposed exchange date. At this time, Archstone anticipates that it will issue common shares to all limited partners who surrender their units. Persons who are not affiliates of Archstone will be able to freely transfer their common shares because they have been registered under the Securities Act of 1933, subject to the restrictionson transferability and ownership of excess shares in Archstone's declaration of trust. The common shares are listed on the NYSE.

a common share for the ten trading days preceding the proposed exchange date. At this time, Archstone anticipates that it will issue common shares to all limited partners who surrender their units.

                            FEDERAL INCOME TAXATION
                            -----------------------

The partnership is not subject to Federal income taxes. Instead, each holder of units includes its allocable share of the partnership's taxable income or loss in determining its individual Federal income tax liability. The maximum Federal income tax rate for individuals under current law is 39.6%. Income and loss from the partnership generally is subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from the partnership and such other partnerships that is considered "passive income" generally can be offset against income and loss from other investments that constitute "passive activities" unless the partnership is considered a "publicly traded partnership," in which case income and loss from the partnership can only be offset against other income and loss from the partnership or such other partnerships.

Cash distributions from the partnership are not taxable to a holder of units except to the extent they exceed such holder's basis in its interest in the partnership, which will include such holder's allocable share of the partnership's nonrecourse debt.

Each year, holders of units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their Federal income tax returns.

Holders of the units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the partnership owns property, even if they are not residents of those states.

Archstone has elected to be taxed as a REIT for Federal income tax purposes for its taxable year ended December 31, 1998. So long as it qualifies as a REIT, Archstone will be permitted to deduct distributions paid to its shareholders, which effectively will reduce the "double taxation" that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. A qualified REIT, however, is subject to Federal income tax on income that is not distributed and also may be subject to Federal income and excise taxes in some circumstances. The maximum Federal income tax rate for corporations under current law is 35%. Distributions paid by Archstone will be treated as "portfolio" income and cannot be offset with losses from "passive activities." The maximum Federal income tax rate for individuals under current law is 39.6%.

Except to the extent designated as capital gain dividends, distributions made by Archstone to its taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain, subject to some limitations. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a shareholder's adjusted basis in its common shares, with the excess taxed as capital gain.

income taxes in the states in which the partnership owns property, even if they are not residents of those states.

Each year, shareholders of Archstone will receive Form 1099 used by corporations to report distributions paid to their stockholders.

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their states of residence with respect to Archstone's operations and distributions. Archstone may be required to pay state income taxes in certain states.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of the Federal income tax consequences to Archstone and its shareholders of the treatment of Archstone as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the Federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

     Based upon certain representations of Archstone with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to Archstone, Archstone has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

     This opinion is conditioned upon representations made by Archstone as to factual matters relating to Archstone's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. Archstone's qualification and taxation as a REIT will depend on Archstone's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that Archstone will satisfy such tests on a continuing basis.

     In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as Archstone that invest primarily in real estate and that otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

     If Archstone fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, Archstone could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

     Archstone's board of trustees believes that Archstone has been organized and operated and currently intends that Archstone will continue to operate in a manner that permits it to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on Archstone continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on Archstone's operating results.

     The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws.

TAXATION OF ARCHSTONE

     General

     In any year in which Archstone qualifies as a REIT, in general it will not be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. Archstone may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation, to the extent that Archstone elects to retain and pay income tax on its net long-term capital gain, shareholders are required to include their proportionate share of Archstone's undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by Archstone.

     Notwithstanding its qualification as a REIT, Archstone may also be subject to taxation in other circumstances. If Archstone should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which Archstone fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect Archstone's profitability. Archstone will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if Archstone has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if Archstone should fail to distribute during each calendar year at least the sum of:

     (1)  85% of its REIT ordinary income for such year;

     (2) 95% of its REIT capital gain net income for such year, other than capital gains Archstone elects to retain and pay tax on as described below; and

     (3) any undistributed taxable income from prior years, Archstone would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     To the extent that Archstone elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. Archstone may also be subject to the corporate "alternate minimum tax", as well as tax in various situations and on some types of transactions not presently contemplated. Archstone will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

     In order to qualify as a REIT, Archstone must meet, among others, the following requirements:

     Share ownership test

     Archstone's shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of Archstone may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities.
Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital Group's ownership of shares is attributed to its shareholders for purposes of the 50% test. If Archstone complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then Archstone will be treated as meeting such requirement.

     In order to ensure compliance with the 50% test, Archstone has placed restrictions on the transfer of the shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, Archstone must maintain records which disclose the actual ownership of its outstanding shares and such regulations impose penalties against Archstone for failing to do so. In fulfilling its obligations to maintain records, Archstone must and will demand written statements each year from the record holders of designated percentages of shares disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of Archstone's records. A shareholder failing or refusing to comply with Archstone's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Archstone's shares and other information. In addition, Archstone's declaration of trust provides restrictions on the transfer of shares that are intended to assist Archstone in continuing to satisfy the share ownership requirements. For more information, see "Description of common shares --Restriction on size of holdings of shares" Archstone intends to enforce the 9.8% limitation on ownership of its shares to assure that its qualification as a REIT will not be compromised.

     Asset tests

     At the close of each quarter of Archstone's taxable year, Archstone must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. First, at least 75% of the value of Archstone's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of Archstone's assets generally may be invested without restriction, securities in this class may not exceed either, in the case of securities of any non-government issuer, 5% of the value of Archstone's total assets, or 10% of the outstanding voting securities of any one issuer. Where Archstone invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets.

     Gross income tests

     There are two separate percentage tests relating to the sources of Archstone's gross income which must be satisfied for each taxable year. For purposes of these tests, where Archstone invests in a partnership, Archstone will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of Archstone as it has in the hands of the partnership.

     1. The 75% test. At least 75% of Archstone's gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

     (1)  rents from real property, except as modified below;

     (2) interest on obligations collateralized by mortgages on, or interests in, real property;

     (3) gains from the sale or other disposition of "dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of Archstone's trade or business;

     (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

     (5)  abatements and refunds of real property taxes;

     (6) income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property;

     (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and

     (8) certain qualified temporary investment income attributable to the investment of new capital received by Archstone in exchange for its shares during the one-year period following the receipt of such capital.

     Rents received from a resident will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if Archstone, or an owner of 10% or more of Archstone, directly or constructively owns 10% or more of such resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rent from real property, Archstone generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" from whom Archstone derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by Archstone are "usually or customarily rendered" in connection with the rental of multifamily units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." However, a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation.

     2. The 95% test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of Archstone's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of shares or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to Archstone under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by Archstone to hedge indebtedness incurred or to be incurred (and any gain from the sale or other disposition of these instruments) are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

     For purposes of determining whether Archstone complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless such property is held by Archstone for at least four years and certain other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto are satisfied. For more information, see "--Taxation of Archstone --General."

     Even if Archstone fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if: (1) Archstone's failure to comply was due to reasonable cause and not to willful neglect; (2) Archstone reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (3) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, Archstone will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

     Annual distribution requirements

     In order to qualify as a REIT, Archstone is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to

     (1)  the sum of

          (a) 95% of Archstone's REIT taxable income, computed without regard to the dividends paid deduction and the REIT's net capital gain, and

          (b) 95% of the net income after tax, if any, from foreclosure property, minus

     (2) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Archstone timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Archstone does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Archstone may, with respect to undistributed net long-term capital gains it received during the taxable year, designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if Archstone made this designation, the shareholders of Archstone would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by Archstone and Archstone would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of Archstone would be deemed to have paid such shareholder's share of the tax paid by Archstone on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Archstone shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by Archstone.

     Archstone intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that Archstone may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing Archstone's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, Archstone will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If Archstone fails to meet the 95% distribution requirement as a result of an adjustment to Archstone's tax return by the IRS, Archstone may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

     Failure to qualify

     If Archstone fails to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, Archstone will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Archstone fails to qualify as a REIT will not be deductible by Archstone, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Archstone also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF ARCHSTONE'S SHAREHOLDERS

     Taxation of taxable domestic shareholders

     As long as Archstone qualifies as a REIT, distributions made to Archstone's taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed Archstone's actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that Archstone makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by Archstone in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by Archstone and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Archstone during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Archstone. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to Archstone shareholders.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from Archstone required to be treated by such shareholder as long-term capital gains.

     The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to IRS guidance, Archstone may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate discussed above or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

     Shareholders of Archstone should consult their tax advisor with regard to the application of the changes made by the Internal Revenue Service Restructuring and Reform Act with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

     Backup withholding

     Archstone will report to its domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Archstone with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, Archstone may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Archstone.

     Taxation of tax-exempt shareholders

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT", based upon the ruling, the analysis therein and the statutory framework of the Internal Revenue Code, distributions by Archstone to a shareholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that Archstone, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

     However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of shares of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts, each owning more than a 10% interest by value in the REIT, hold in the aggregate more than 50% by value of the interests in such REIT.

TAXATION OF FOREIGN SHAREHOLDERS

     Archstone will qualify as a "domestically-controlled REIT" so long as less than 50% in value of its shares is held by foreign persons, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that Archstone will qualify as a domestically controlled REIT.
Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

     Distributions of cash generated by Archstone's real estate operations, but not by its sale or exchange of such communities, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with Archstone the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form 4224 with Archstone claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in some respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1999.

     Distributions of proceeds attributable to the sale or exchange by Archstone of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. Archstone is required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by Archstone as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

     The Federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in Archstone should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in Archstone.

OTHER TAX CONSIDERATIONS

     Possible legislative or other actions affecting tax consequences

     Prospective shareholders should recognize that the present Federal income tax treatment of an investment in Archstone may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in Archstone.

     State and local taxes

     Archstone and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Archstone and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Offered Securities of Archstone.

     Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of Archstone common shares in an entity electing to be taxed as a real estate investment trust, including the Federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                             SELLING SHAREHOLDERS

     Persons who receive common shares when they exchange their units and who are not, now or at the time of exchange, affiliates of Archstone may resell those common shares without having to register them under the Securities Act of 1933. However, those persons who receive common shares when they exchange their units and who may be affiliates of Archstone may need to register the resale of those common shares under the Securities Act of 1933. They may use this prospectus and the registration statement of which this prospectus is a part to offer and sell those common shares.

     The table below lists each person who may receive common shares in exchange for units and shows the number of common shares which each person may receive in exchange for their units as well as the total number of common shares which each person owned before this offering which includes common shares they could receive by exchanging their units. Since the holders of units may exchange all, some or none of their units for common shares and may then sell all, some or none of their common shares, Archstone cannot determine the number of common shares which each person will own after this offering. If, however, any person listed below sold all of their common shares, none of them would hold one percent or more of Archstone's outstanding shares.

                                   NUMBER OF COMMON   TOTAL NUMBER OF
                                  SHARES WHICH MAY     COMMON SHARES
                                    BE RECEIVED IN      OWNED PRIOR
NAME                              EXCHANGE FOR UNITS  TO THIS OFFERING
----                              ------------------  ----------------
E.C. Griffith Co.                     108,786             108,786
White-Cavu Limited Partnership         17,335              17,335
Thomas A. Hunter, III                  87,152              87,152
G. Dan Page, Jr.                       73,696              73,696
Joseph E. Kaylor                       12,764              12,764
Dean R. Devillers                      22,573              22,573
Elm Land Co.                          183,229             183,229
The Springs Company                   121,561             121,561
Close Family Partnership              193,148             193,148
Zeb Rea                                20,358              20,358
William A. White, Jr.                  68,325              68,325

                             PLAN OF DISTRIBUTION

     This prospectus relates to the possible issuance by Archstone of up to 908,927 common shares if, and to the extent that, holders of units exchange their units for common shares. This prospectus also relates to the offer and sale by persons who may be affiliates of Archstone of those common shares from time to time. Archstone has registered the common shares to enable the holders of units who may be affiliates of Archstone to resell the common shares from time to time, but the registration of the common shares does not necessarily mean that those shareholders will offer or sell any of the common shares.

     Archstone will not receive any additional consideration when it issues common shares to the holders of units upon exchange of their units. Also, Archstone will not receive any of the proceeds when the shareholders sell any of those common shares. The selling shareholders and any agents or broker-dealers that participate in the distribution of those common shares may be deemed to be underwriters under the Securities Act of 1933, and any commissions they receive and any profits they earn from selling the common shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     Each time the selling shareholders offer any of the common shares, they will distribute a prospectus supplement with the names of any agents or broker-dealers, any commissions or discounts and other compensation from the selling shareholders and any other required information. The selling shareholders may sell the common shares from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the selling shareholders may sell the common shares only through registered or licensed agents or broker-dealers. In addition, in certain states, the selling shareholders may not sell the common shares unless they register or qualify those common shares for sale in that state or comply with an available exemption from registration or qualification.

     Archstone has agreed to pay all expenses incurred in registering the common shares, including fees and disbursements of Archstone's counsel. However, the selling shareholders must pay their own brokerage discounts and commissions and the costs, fees and disbursements of their own counsel. Archstone estimates that the expenses in connection with the registration and sale of the shares registered hereby will be approximately $32,500, all of which Archstone will pay.

     The Transfer and Registration Rights Agreement also requires Archstone to indemnify the holders of units and their respective directors, officers, employees, agents and partners and any person who controls any limited partner against certain losses, claims, damages, liabilities and expenses arising under the securities laws. Each holder of units must indemnify Archstone and its trustees, officers, employees and agents and any person who controls Archstone against certain losses, liabilities, claims, damages, liabilities and expenses arising under the securities laws with respect to written information furnished to Archstone by that holder of units.

     Archstone may from time to time issue up to 908,927 common shares upon the exchange of units. Archstone will acquire one unit in the partnership in exchange for each common share which Archstone issues to holders of units pursuant to this prospectus. As a result, with each exchange, Archstone's interest in the partnership will increase.

                                    EXPERTS

     The financial statements and schedule of Archstone as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     Mayer, Brown & Platt will issue an opinion for Archstone on the validity of the common shares offered. Mayer, Brown & Platt has in the past represented and is currently representing Archstone and some of its affiliates, including Security Capital Group.

                      WHERE YOU CAN FIND MORE INFORMATION

     Archstone files annual, quarterly and current reports, proxy statements and other information with the SEC. Archstone's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Archstone files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read any document Archstone files with the SEC at the offices of the NYSE.

     We filed a registration statement on Form S-3 with the SEC. This prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for more information about us and our common stock. Statements in this prospectus about any contract or any other document are not necessarily complete and you should refer to the copy of that contract or other document which we filed as an exhibit to the registration statement. You may read a copy of the registration statement at any of the sources described above.

     The SEC allows Archstone to "incorporate by reference" the information it files with them, which means that Archstone can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Archstone files later with the SEC will automatically update and supersede this information. Archstone incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated.

     . Archstone's Annual Report on Form 10-K for the year ended December 31, 1998;

     .    Archstone's Current Report on Form 8-K dated February 11, 1999;

     . The description of Archstone's common shares contained in Archstone's registration statement on Form 8-A, as amended; and

     . The description of Archstone's preferred share purchase rights contained in Archstone's registration statement on Form 8-A, as amended.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

               Secretary
               Archstone Communities Trust
               7670 South Chester Street
               Englewood, Colorado 80112
               (303) 708-5959

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

     The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant:

     SEC registration fee..................................  $ 5,559
     Transfer agent's fees.................................  $ 2,500
     Legal fees and expenses...............................  $20,000
     Accounting fees and expenses..........................  $ 2,500
     Miscellaneous expenses................................  $ 1,941
                                                             -------
     Total.................................................  $32,500
                                                             =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

          The Maryland statutory law governing real estate investment trusts permits a real estate investment trust to indemnify or advance expenses to trustees, officers, employees and agents of the real estate investment trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under Maryland statutory law. Under the registrant's declaration of trust, the registrant is required to indemnify each trustee, officer, employee and agent to the fullest extent permitted by Maryland law, as amended from time to time, against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each trustee in connection with any such proceedings.

     Additionally, the registrant has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of the officer or trustee, arising out of any lawsuit or claim against the officer or trustee due to the fact that he was or is serving as an officer or trustee, except for liabilities and expenses (i) the payment of which is judicially determined to be unlawful, (ii) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (iii) relating to judicially determined criminal violations.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
          ------------------------------------------

     See the exhibit index which is incorporated by reference.

ITEM 17.  UNDERTAKINGS.
          ------------

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if
          --------  -------
          the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that Archstone Communities Trust, a Maryland real estate investment trust, and each of the undersigned trustees and officers of Archstone Communities Trust, hereby constitutes and appoints R. Scot Sellers, Patrick R. Whelan, Charles E. Mueller, Jr., William Kell, Ash K. Atwood and Jeffrey A. Klopf, its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement, and to file each such amendment to this registration statement with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as it, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado on April 27, 1999.

                              ARCHSTONE COMMUNITIES TRUST


                              By: /s/ R. Scot Sellers
                                 ----------------------------
                                           R. Scot Sellers
                                    Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          NAME                             TITLE                      DATE
          ----                             -----                      ----
/s/ R. Scot Sellers
---------------------------     Chairman and Chief Executive     April 27, 1999
R. Scot Sellers                 Officer
                                (Principal Executive Officer)

/s/ Charles E. Mueller, Jr.
---------------------------     Chief Financial Officer and      April 27, 1999
Charles E. Mueller, Jr.         Senior Vice President
                                (Principal Financial Officer)
/s/ William Kell
---------------------------     Controller and Senior Vice       April 27, 1999
William Kell                    President

/s/ James A. Cardwell
---------------------------     Trustee                          April 27, 1999
James A. Cardwell

/s/ Ned S. Holmes
---------------------------     Trustee                          April 27, 1999
Ned S. Holmes

/s/ John T. Kelley III
---------------------------     Trustee                          April 27, 1999
John T. Kelley III

/s/ Calvin K. Kessler
---------------------------     Trustee                          April 27, 1999
Calvin K. Kessler

/s/ Constance B. Moore
---------------------------     Trustee                          April 27, 1999
Constance B. Moore

/s/ James H. Polk III
---------------------------     Trustee                          April 27, 1999
James H. Polk III

/s/ John M. Richman
---------------------------     Trustee                          April 27, 1999
John M. Richman

/s/ John C. Schweitzer
---------------------------     Trustee                          April 27, 1999
John C. Schweitzer

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                             DOCUMENT DESCRIPTION
------                             --------------------

  3.1 Amended and Restated Declaration of Trust of the Registrant (incorporated by reference to exhibit 4.1 to the Registrant's Current Report on Form 8-K dated July 7, 1998).

  3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to exhibit 4.2 to the Registrant's Current Report on Form 8-K dated July 7, 1998).

  4.1 Agreement of Limited Partnership of Atlantic Multifamily Limited Partnership-I, dated as of April 30, 1998 among SCA-I Incorporated and various individuals and entities (incorporated by reference to exhibit
          10.1 to the Form 8-K of Security Capital Atlantic Incorporated dated June 20, 1998).

  4.2 Transfer and Registration Rights Agreement dated as of April 30, 1998 among Security Capital Atlantic Incorporated and certain individuals and entities.

  5 Opinion of Mayer, Brown & Platt as to the legality of the securities offered.

  8       Opinion of Mayer, Brown & Platt as to certain tax matters.

  23.1    Consent of KPMG LLP.

  23.2 Consent of Mayer, Brown & Platt (included in opinions filed as Exhibits 5 and 8).

  24      Power of Attorney (included at page II-4).